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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934



      Date of Report (Date of earliest Event reported) December 28, 2000



                        Physicians Resource Group, Inc.
            (Exact name of registrant as specified in its charter)



          Delaware                    1-13778                 76-0456864
(State or other jurisdiction        (Commission             (IRS Employer
     of incorporation)              File Number)          Identification No.)

              14800 Landmark Blvd., Suite 500, Dallas, TX  75240
            Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (972) 892-7200
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Item 5.  Other Events

     On December 28, 2000, Physicians Resource Group, Inc. (the "Company") filed a Monthly Operating Report for the period November 1, 2000 through November 30, 2000 with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Bankruptcy Court"), Case Number 00-30748-RCM. The Company's Monthly Operating Reports are not prepared on a consolidated basis and therefore do not include the results of asset sales, income, expense, assets or liabilities of the Company's subsidiaries. Like the Company, the Company's subsidiaries are subject to a variety of possible claims of creditors and other third party liabilities. If these claims are substantiated, their value may exceed the amount of cash held by the Company's subsidiaries. The Company's wholly-owned subsidiary, EyeCorp, Inc. ("EyeCorp"), filed on December 28, 2000, a Monthly Operating Report for the period November 1, 2000 through November 30, 2000 with the Bankruptcy Court.

     As previously reported, on December 1, 2000 the Bankruptcy Court entered an order confirming the Modified First Amended Joint Liquidating Plan (the "Plan") proposed by the Company and EyeCorp under Chapter 11 of the United States Bankruptcy Code. The effective date of the Plan occurred on December 15, 2000. On or about December 22, 2000, the Company made its initial distribution to unsecured creditors in the amount of approximately $81.2 million.

Item 7.  Financial Statements and Exhibits

         (c)   Exhibits:

               99.1 Monthly Operating Report for the Company for November 1, 2000 through November 30, 2000.

               99.2 Monthly Operating Report for EyeCorp for November 1, 2000 through November 30, 2000.

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                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              PHYSICIANS RESOURCE GROUP, INC.


DATE: December 29, 2000       By:   /s/ Michael Yeary
                                  -------------------------------
                                  Michael Yeary, President and
                                  Chief Restructuring Officer

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